Exhibit 10.24

EXECUTION VERSION

BARCLAYS	BNP PARIBAS
745 Seventh Avenue	BNP PARIBAS SECURITIES CORP.
New York, New York 10019	787 Seventh Avenue
New York, New York 10019

CONFIDENTIAL

December 11, 2017

Unimin Corporation

258 Elm Street

New Canaan, CT 06840

Fax: (203) 966-1977

Attn: Campbell Jones, President and Chief Executive Officer

Project Bison

$1,850,000,000 Senior Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

Unimin Corporation, a Delaware corporation (the “Company” or “you”) has advised Barclays Bank PLC (“Barclays”), BNP Paribas (“BNPP”) and BNP Paribas Securities Corp. (“BNPPSC” and, together with BNPP, collectively, “BNP Paribas”, and BNP Paribas, together with Barclays, the “Commitment Parties”, “we” or “us”) that you intend to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to them in the Term Sheet (as defined below)).

In connection with the Transactions, (a) Barclays is pleased to advise you of its several, but not joint, commitment to provide 50% of the principal amount of each of the Senior Secured Facilities and (b) BNPP (together with Barclays, in such capacity, each an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 50% of the principal amount of each of the Senior Secured Facilities, in each case upon the terms set forth in this Commitment Letter (as defined below) and subject to the Closing Conditions (as defined below). This commitment letter, together with and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Secured Facilities Term Sheet”) and the Summary of Additional Conditions Precedent attached hereto as Exhibit B (the “Conditions Exhibit” and together with the Senior Secured Facilities Term Sheet, the “Term Sheet”) is referred to herein as this “Commitment Letter”.

You hereby appoint each of Barclays and BNPPSC to act, and each of Barclays and BNPPSC hereby agrees to act, as a joint lead arranger and joint bookrunner for the Senior Secured Facilities (in such capacity, each a “Lead Arranger” and, collectively, the “Lead Arrangers”), upon the terms and subject to the conditions set forth in this Commitment Letter and in the Term Sheet. You hereby appoint (1) Barclays to act, and Barclays hereby agrees to act, as sole and exclusive administrative agent with respect to the Senior Secured Facilities and (2) Barclays to act, and Barclays hereby agrees to act, as sole and exclusive collateral agent for the Senior Secured Facilities, in each case upon the terms and subject to the conditions set forth in this Commitment Letter and in the Term Sheet. Each of Barclays, BNPP and BNPPSC, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. It is understood and agreed that (a) no additional agents, co-agents, arrangers, co-arrangers, managers, co-managers, bookrunners or co-bookrunners will be appointed and no other titles will be awarded in connection with the Senior Secured Facilities and (b) no compensation (other than as expressly contemplated by the Term Sheet or the Fee Letters referred to below) will be paid in connection with the Senior Secured Facilities, in each case unless you and we so agree in writing. It is further agreed that (a) (i) Barclays will have “left” placement on and will appear on the top left of any Information Materials and all other offering or marketing materials in respect of the Term Loan Facility, and Barclays will perform the roles and responsibilities conventionally understood to be associated with such “left” placement, and (ii) BNPPSC will have placement immediately to the “right” of Barclays on any Information Materials and all other offering or marketing materials in respect of the Term Loan Facility, and BNPPSC will perform the roles and responsibilities conventionally understood to be associated with such “right” placement and (b) (i) BNPPSC will have “left” placement on and will appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Revolving Credit Facility, and BNPPSC will perform the roles and responsibilities conventionally understood to be associated with such “left” placement, and (ii) Barclays will have placement immediately to the “right” of BNPPSC on any Information Materials and all other offering or marketing materials in respect of the Revolving Credit Facility, and Barclays will perform the roles and responsibilities conventionally understood to be associated with such “right” placement.

The Lead Arrangers reserve the right, prior to or after the execution of definitive documentation for the Senior Secured Facilities (the “Senior Secured Facilities Documentation”), to, after consultation with you, syndicate all or a portion of its commitments hereunder to one or more financial institutions reasonably satisfactory to you that will become parties to such definitive documentation pursuant to syndications to be managed by the Lead Arrangers in consultation with you (the financial institutions becoming parties to such definitive documentation being collectively referred to herein as the “Lenders”); provided that the selection of Lenders for the Senior Secured Facilities during primary syndication shall be subject to the consent of the Company (such consent not to be unreasonably withheld or delayed); provided, further, that we agree not to syndicate our commitments to (i) competitors of the Company, the Target and their respective subsidiaries specified to us by Company in writing from time to time, (ii) certain banks, financial institutions, other institutional lenders and other entities that have been specified to us by the Company in writing on or prior to the date hereof and (iii) in each case of clauses (i) and (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s known affiliates readily identifiable by the similarity of its name to the Primary Disqualified Lenders, but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (clauses (i), (ii) and (iii) above collectively, the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders; provided, however, that the Company, upon reasonable notice to the Lead Arrangers after the date hereof, shall be permitted to supplement in

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writing the list of persons that are Disqualified Lenders to the extent such supplemented person is or becomes a competitor or an affiliate of a competitor of the Target; it being understood that, notwithstanding anything herein to the contrary, in no event shall an update or supplement to the list of Disqualified Lenders apply retroactively to disqualify any parties that have previously acquired commitments, loans or participation interests, or entered into a trade for any of the foregoing, but upon the effectiveness of such supplement (which shall occur no less than one Business Day following receipt by the Lead Arrangers of such supplement) any such entity may not acquire any additional commitments, loans or participations. Notwithstanding the foregoing or anything else contained in this Commitment Letter or the Fee Letters, prior to the date which is the earlier of six months from the date hereof and the Closing Date, the Lead Arrangers will not commence the syndication unless instructed in writing by the Company. For purposes of clarity, the “syndication” will not include the appointment of additional arrangers as contemplated by the third paragraph of this Commitment Letter.

Notwithstanding the Lead Arrangers’ right to syndicate the Senior Secured Facilities and receive commitments with respect thereto, other than with respect to the commitments of any additional agent, co-agent or joint bookrunner appointed in accordance with the immediately preceding paragraph, (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Senior Secured Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Senior Secured Facilities, including its commitment in respect thereof, until after the initial funding under the Senior Secured Facilities on the Closing Date has occurred, (b) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitment in respect of the Senior Secured Facilities until after the initial funding under the Senior Secured Facilities on the Closing Date has occurred and (c) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Secured Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the initial funding under the Senior Secured Facilities on the Closing Date has occurred.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Senior Secured Facilities and in no event shall the commencement or successful completion of syndication of the Senior Secured Facilities constitute a condition to the availability or funding of the Senior Secured Facilities on the Closing Date. You understand that each of the Senior Secured Facilities may be separately syndicated. You agree, until the earlier of (x) the date upon which a Successful Syndication (as defined in the Arranger Fee Letter) of the Senior Secured Facilities is achieved and (y) the date that is 60 days after the Closing Date (such earlier date, the “Syndication Date”), to actively assist the Lead Arrangers in completing satisfactory syndications. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and, to the extent practical and appropriate and in all instances only to the extent required by the terms of the Merger Agreement as in effect on the date hereof, the Target’s existing banking relationships, (b) direct contact during the syndications between your senior management, representatives and advisors and the proposed Lenders, in all such cases at times and locations to be mutually agreed upon (and using your commercially reasonable efforts, to the extent reasonably requested by us and to the extent practical and

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appropriate and in all instances only to the extent required by the terms of the Merger Agreement as in effect on the date hereof, to cause such contact between senior management, representatives and advisors of the Target and the proposed Lenders), (c) your assistance (and using commercially reasonable efforts, to the extent reasonably requested by us and to the extent practical and appropriate and in all instances only to the extent required by the terms of the Merger Agreement as in effect on the date hereof, to cause the Target to assist) in the preparation of a Confidential Information Memorandum for the Senior Secured Facilities and other customary marketing materials to be used in connection with the syndications (collectively, the “Information Materials”), (d) the hosting, with the Lead Arrangers, of a reasonable number of meetings or telephone conference calls to be mutually agreed upon with prospective Lenders at times and locations to be mutually agreed upon (and using your commercially reasonable efforts, to the extent reasonably requested by us and to the extent practical and appropriate and in all instances only to the extent required by the terms of the Merger Agreement as in effect on the date hereof, to cause representatives of the Target to be available for such meetings), (e) your using commercially reasonable efforts to procure, at your expense, ratings for the Senior Secured Facilities from each of Standard & Poor’s Financial Services LLC (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating (but not any specific rating or ratings) in respect of the Company after giving effect to the Transactions from each of S&P and Moody’s, respectively, and (f) prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities of you or the Target or your or its subsidiaries being issued, offered, placed or arranged (other than the Senior Secured Facilities) without the consent of the Lead Arrangers if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndications of the Senior Secured Facilities (it being understood and agreed that indebtedness of the Target or any of its subsidiaries permitted to be incurred pursuant to the Merger Agreement and your and your subsidiaries’ and the Target’s and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities, borrowings under existing revolving credit facilities and ordinary course capital lease, purchase money and equipment financings will be deemed not to materially impair the primary syndications of the Senior Secured Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the compliance with the foregoing provisions of this paragraph, any syndications of the Senior Secured Facilities or the obtaining of the ratings referenced above shall constitute a condition to the commitments hereunder or the funding of the Senior Secured Facilities on the Closing Date.

It is understood and agreed that, subject to the Company’s right to instruct the Lead Arrangers on commencement of syndication as set forth above, the Lead Arrangers will, after consultation with and in a manner reasonably acceptable to you, manage all aspects of the syndications, including but not limited to selection of Lenders (which Lenders shall be reasonably satisfactory to you and which shall exclude the Disqualified Lenders), the determination of when the Lead Arrangers will approach potential Lenders and the time of acceptance of the Lenders’ commitments and the final allocations of the commitments among the Lenders. In acting as Lead Arrangers, the Lead Arrangers will have no responsibility other than to arrange the syndications as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Lead Arrangers in its syndication efforts, you agree to promptly prepare and provide to the Lead Arrangers (and use commercially reasonable efforts, to

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the extent practical and appropriate and in all instances only to the extent required by the terms of the Merger Agreement as in effect on the date hereof, to cause the Target to prepare and provide) all customary information with respect to you and your respective subsidiaries, the Transactions and the other transactions contemplated hereby, including the financial information required to be provided pursuant to the Conditions Exhibit and customary projections (the “Projections”) as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Senior Secured Facilities. For avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, or any of your respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived or communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Lead Arrangers as a condition to the effectiveness of the Senior Secured Credit Agreement and the funding of the Senior Secured Facilities on the Closing Date shall be those required pursuant to paragraphs 5 through 7 of the Conditions Exhibit.

At the reasonable request of the Lead Arrangers, you agree to assist the Lead Arrangers in preparing an additional version of the Information Materials (the “Public Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of the United States Federal or State securities laws) with respect to you or the Target and your or its respective affiliates and any of your or their respective securities (such material non-public information, “MNPI”) and who may be engaged in investment and other market-related activities with respect to your or the Target’s or any of your or its respective affiliates’ securities or loans. Before distribution of any Information Materials, (a) you agree to execute and deliver to the Lead Arrangers (i) a customary letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate customary letter in which you authorize distribution of the Public Side Version to Public-Siders and represent that no MNPI is contained therein and (b) you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to Public-Siders as not containing MNPI, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (and you agree that, by marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the prospective Lenders to treat such Information Materials as not containing MNPI (it being understood that you shall not be under any obligation to mark the Information Materials as “PUBLIC”)). You acknowledge that the Lead Arrangers will make available the Information Materials on a confidential basis to the proposed syndicate of Lenders by posting such information on Intralinks, Debt X or SyndTrak Online or by similar electronic means.

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You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Lead Arrangers within a reasonable time after receipt of such materials for review that such materials should only be distributed to Private-Siders: (1) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (2) the Term Sheet and notification of changes in the Senior Secured Facilities’ terms and conditions and (3) drafts and final versions of the Senior Secured Facilities Documentation. If you so advise the Lead Arrangers that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you. You acknowledge that Barclays and BNPPSC public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (d) of the third preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Senior Secured Facilities has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers’ freeing the Senior Secured Facilities to trade or (ii) in violation of any confidentiality agreement between you and any other party hereto.

You hereby represent and warrant (with respect to the information or data relating to Target, its subsidiaries or their respective businesses, the following representations and warranties shall be made solely to your knowledge) that (a) all written information and written data other than the Projections and other forward-looking information and other than information of a general economic or industry specific nature (such information and data, the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or your subsidiaries, or any of your representatives or affiliates, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by or on behalf of you or your subsidiaries, or any of your representatives or affiliates, have been and will be prepared in good faith based upon accounting principles consistent in all material respects with the historical audited financial statements of the Company and the historical audited financial statements of the Target and upon assumptions that are believed by you to be reasonable at the time made (it being understood that (i) the Projections are as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (iii) no assurance can be given that any particular Projections will be realized and (iv) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if at any time from and including the date hereof until the later of the Closing Date and the Syndication Date you become aware that the representation and warranty in the immediately preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to Information or Projections relating to Target, its subsidiaries or their respective businesses prior to the Closing Date, use commercially reasonable efforts to) promptly supplement the Information and the Projections so that such representation and warranty would be correct in all material respects under those circumstances. In arranging the Senior Secured Facilities, including the syndications of the Senior Secured Facilities, the Lead Arrangers (A) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (B) do not assume responsibility for the accuracy or completeness of the Information or the Projections.

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As consideration for the commitments of the Initial Lenders hereunder and the agreement of the Lead Arrangers to structure, arrange and syndicate the Senior Secured Facilities, you agree to pay to the Commitment Parties (or the Initial Lenders, if applicable) the fees as set forth in the Term Sheet, the Arranger Fee Letter dated the date hereof and delivered herewith with respect to the Senior Secured Facilities (the “Arranger Fee Letter”) and the Agent Fee Letter dated the date hereof and delivered herewith with respect to the Senior Secured Facilities (the “Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”), if and to the extent payable pursuant to the terms thereof. Once paid, except as expressly provided in the Fee Letters or as otherwise expressly agreed to in writing by you and us, such fees shall not be refundable under any circumstances.

The commitments of the Initial Lenders hereunder to fund the Senior Secured Facilities on the Closing Date and the agreement of the Lead Arrangers to perform the services described herein are subject solely to the express conditions set forth under the headings “Conditions Precedent to Initial Borrowing” and “Conditions Precedent to All Borrowings” in the Senior Secured Facilities Term Sheet and the conditions set forth in the Conditions Exhibit (such conditions, collectively, the “Closing Conditions”), and upon satisfaction (or waiver by the Initial Lenders) of such conditions, the initial funding of the Senior Secured Facilities shall occur (it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters and the Senior Secured Facilities Documentation, except as set forth in the Closing Conditions).

Notwithstanding anything in this Commitment Letter, the Term Sheet, the Fee Letters, the Senior Secured Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability of the Senior Secured Facilities on the Closing Date shall be (i) such of the representations and warranties made by the Target with respect to the Target in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Company and/or its subsidiaries has the right to terminate its obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach of such representations and warranties in the Merger Agreement (the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) made by you in the Senior Secured Facilities Documentation and (b) the terms of the Senior Secured Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Senior Secured Facilities on the Closing Date if the conditions described in the immediately preceding paragraph are satisfied or waived by the Initial Lenders (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the creation of and perfection (including by delivery of stock or other equity certificates, if any) of security interests (i) in the equity interests in any of your wholly owned material domestic subsidiaries (to the extent constituting Collateral under the Senior Secured Facilities Term Sheet and other than in respect of the Target or its subsidiaries, which shall be delivered to the extent

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made available by the Target on the Closing Date) and (ii) in other assets located in the United States with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Secured Facilities on the Closing Date, but instead shall be required to be provided or delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower acting reasonably, but at least 90 days after the Closing Date with respect to personal property and 120 days after the Closing Date with respect to real property (or, in each case, such longer period as the Administrative Agent may determine in its reasonable discretion)). For purposes hereof, “Specified Representations” means the representations and warranties of you relating to the Borrower and the Guarantors set forth in the Senior Secured Facilities Documentation relating to organization and powers; authorization, due execution and delivery and enforceability, in each case, relating to the entering into and performance of the Senior Secured Facilities Documentation; no conflicts between the Senior Secured Facilities Documentation and your organizational documents immediately after giving effect to the Transactions; use of proceeds not violating anti-money laundering laws, rules and regulations, laws against sanctioned persons, other anti-terrorism laws and anti-bribery and anti-corruption laws, including OFAC, the PATRIOT Act, FCPA; solvency as of the Closing Date (after giving effect to the Transactions) of you and your subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate attached as Annex I to Exhibit B); the Investment Company Act of 1940; Federal Reserve margin regulations; and subject to the parenthetical statement in the immediately preceding sentence, creation, perfection and priority of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

By executing this Commitment Letter, you agree (a) to indemnify and hold harmless the Commitment Parties, their respective affiliates and each of their respective Related Parties (as defined below) (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the Fee Letters, the Transactions, the Senior Secured Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such indemnified person is a party thereto or whether a Proceeding is initiated by or on behalf of a third party or you or any of your affiliates, and to reimburse each such indemnified person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected indemnified person) and other reasonable and documented out-of-pocket fees and expenses, in each case incurred in connection with

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investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person, (ii) result from a claim brought by you or any of your subsidiaries against such indemnified person for material breach of such indemnified person’s obligations hereunder if you or such subsidiary has obtained a final and non-appealable judgment in your or its favor on such claim as determined by a court of competent jurisdiction or (iii) result from a proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to the Senior Secured Facilities), and (b) to reimburse the Commitment Parties upon presentation of a summary statement for all reasonable and documented out-of-pocket expenses (including but not limited to the expenses of the Commitment Parties’ due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel (such charges and disbursements limited to one firm of counsel and, if necessary, one firm of local counsel in each appropriate jurisdiction)) incurred in connection with the Senior Secured Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letters, the Senior Secured Facilities Documentation and any security arrangements in connection therewith; provided that, if the Closing Date does not occur, you shall only be required to reimburse legal expenses in an amount not to exceed $350,000 and syndication expenses. You shall not be liable for any settlement of any proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, penalties, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this paragraph.

Notwithstanding any other provision of this Commitment Letter, (1) no indemnified person shall be liable for any damages directly or indirectly arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (except to the extent that any such damages have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person (as determined by a court of competent jurisdiction in a final non-appealable judgment)) and (2) none of the indemnified persons, you or your respective subsidiaries or affiliates shall be liable for any special, indirect, consequential or punitive damages in connection with the Senior Secured Facilities or the Transactions; provided that nothing contained in this clause (2) shall limit your indemnity and reimbursement obligations to the extent set forth in this paragraph. For purposes hereof, “Related Parties” means, with respect to any person, the directors, officers, employees, agents, advisors, representatives and controlling persons of such person.

You acknowledge that each Commitment Party and its respective affiliates may be providing debt financing, equity capital or other services (including but not limited to financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party or any of its respective affiliates will use confidential information obtained from you by virtue of

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the transactions contemplated by the Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party or any of its respective affiliates of services for other companies, and no Commitment Party or any of its respective affiliates will furnish any such information to other companies. You also acknowledge that no Commitment Party or any of its respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or your respective subsidiaries or representatives, confidential information obtained by such Commitment Party or any of its respective affiliates from any other company or person. Notwithstanding anything else set forth in this letter, Barclays and BNP Paribas each agrees that it will not, and it will ensure that its affiliates do not, provide any financing or financing proposals, or have any discussions regarding providing financing commitments, to any person (other than the Company and its affiliates) for the purpose of, or in connection with, acquiring or merging with, or acquiring any material assets or subsidiaries of, the Target; provided that nothing contained in this paragraph shall limit the ability of Barclays, BNP Paribas and/or any of their affiliates to provide any financing, financing proposals or financing commitments to any person following the earlier of (a) the date which is three months after the termination of the commitments hereunder, (b) the date following the date on which a person (other than the Company and its affiliates) has executed a definitive purchase agreement for the acquisition of all or any substantial portion of the equity interests in, or assets of, the Target or (c) the date on which the Company has publicly announced or informed the Commitment Parties in writing that it has abandoned the Transactions.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and the Commitment Parties, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter and the Term Sheet, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Term Sheet, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has an obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (e) no Commitment Party is advising you as to any legal, regulatory, tax, accounting or investment matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby) and that you shall consult your own advisors with respect to such matters to the extent you deem appropriate in connection with the transactions contemplated hereby and (f) you agree not to assert any claims against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

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You further acknowledge that each Commitment Party is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans) and other obligations of, you, the Target and other companies with which you or the Target may have commercial or other relationships.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto, and such party’s obligations hereunder may not be delegated, without the prior written consent of each Commitment Party (in the case of any such assignment or delegation by you) or you (in the case of any such assignment or delegation by any Commitment Party), and any attempted assignment without such consent shall be null and void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (in “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter, the Term Sheet and the Fee Letters are the only agreements that have been entered into among us with respect to the Senior Secured Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter, the Term Sheet and the Fee Letters supersede all prior understandings, whether written or oral, between us with respect to the Senior Secured Facilities. This Commitment Letter is intended to be solely for the benefit of the parties hereto (and the indemnified persons) and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the indemnified persons to the extent expressly provided for herein). THIS COMMITMENT LETTER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in the Conditions Exhibit) (and whether or not a Material Adverse Effect has occurred), (b) the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you or your affiliates have the right (without regard to any notice requirement) to terminate your obligations (or to refuse to consummate the Merger) under the Merger Agreement and (c) whether the Merger has been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Commitment Party may perform the duties and activities described hereunder through any of its respective affiliates and the provisions of the fourth preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.

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Subject to the last sentence of this paragraph, each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any of their respective affiliates or any of their respective officers, directors, employees, agents and controlling persons in any way relating to the Transactions, this Commitment Letter, the Term Sheet or the Fee Letters or the performance of services hereunder or thereunder, in any forum other than any New York State or Federal court sitting in the Borough of Manhattan in the City of New York or any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such action, litigation or proceeding brought in any such court and any claim that any such action, litigation or proceeding has been brought in any inconvenient forum. Each party hereto hereby agrees that a final judgment in any such action, litigation or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon judgment.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE TERM SHEET, THE FEE LETTERS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HERBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS COMMITMENT LETTER AND THE FEE LETTERS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Senior Secured Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Term Sheet and as promptly as reasonably practicable, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein.

You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheet, the Fee Letters, the contents of any of the foregoing or the activities of any Commitment Party pursuant hereto or thereto to any person without the prior approval of each Commitment Party (such approval not to be unreasonably withheld, delayed or conditioned), except that you may disclose (a) this Commitment Letter, the Term Sheet, the Fee Letters and the contents hereof and thereof (i) to the Target and your respective directors,

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officers, employees, attorneys, accountants and advisors directly involved in the consideration of this matter on a confidential and need-to-know basis, (ii) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case you shall promptly notify us, in advance, to the extent lawfully permitted to do so), (iii) in connection with the exercise of remedies to the extent relating to this Commitment Letter, the Term Sheet or the Fee Letters and (iv) to the extent this Commitment Letter, the Term Sheet, the Fee Letters or the contents hereof and thereof become publicly available other than by reason of disclosure by you in breach of this Commitment Letter, (b) this Commitment Letter, the Term Sheet and the contents hereof and thereof (but not the Fee Letters or the contents thereof) (i) to S&P and Moody’s in connection with the Transactions and on a confidential and need-to-know basis and (ii) in any syndication or other marketing materials in connection with the Senior Secured Facilities (including the Information Materials) or, to the extent required by law, in connection with any public filing, (c) the aggregate fee amount contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts in connection with the Transactions in marketing materials for the Senior Secured Facilities or, to the extent required by applicable law, in any public filing and (d) generally the existence and amount of commitments hereunder and the identities of the Commitment Parties.

Each Commitment Party shall use all non-public information received by it in connection with the Senior Secured Facilities and the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter, the Term Sheet and the Fee Letters and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to ratings agencies on a confidential basis and in consultation with you, (b) to any Lenders or participants or prospective Lenders or prospective participants, (c) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, such Commitment Party, as the case may be, shall promptly notify you, in advance, to the extent lawfully permitted to do so), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its respective affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the Related Parties of such Commitment Party who are informed of the confidential nature of such information and are or have been advised of their obligation to keep all such information confidential or are otherwise under a professional or employment duty of confidentiality, and such Commitment Party shall be responsible for each such person’s compliance with this paragraph, (f) to any of its affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or any of their respective Related Parties in breach of this Commitment Letter, (h) to the extent such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to a confidentiality obligation to you with respect to such information and (i) in connection with the exercise of remedies to the extent relating to this Commitment Letter, the Term Sheet or the Fee

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Letters; provided that the disclosure of any such information (including the list of Disqualified Lenders) to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on the terms set forth in this paragraph or as is otherwise reasonably acceptable to you) in accordance with the standard syndication process of the Commitment Parties or customary market standards for dissemination of such type of information; provided further that no such disclosure shall be made by the Commitment Parties to any person that at such time is a Disqualified Lender. The obligations of the Commitment Parties under this paragraph shall automatically terminate and be superseded by the confidentiality provisions of the Senior Secured Facilities Documentation upon the initial funding thereunder; provided that if not previously terminated, the provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

Each Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001), as subsequently amended and reauthorized) (the “Patriot Act”), that it and each of the Lenders may be required to obtain, verify and record information that identifies you and the Target, which information may include your name and address, the name and address of the Borrower and each of the Guarantors and other information that will allow the Commitment Parties and each of the Lenders to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each of the Lenders.

Please indicate your acceptance of the terms hereof and of the Fee Letters by signing in the appropriate space below and in the Fee Letters and returning to the Commitment Parties (or their counsel) executed original copies (or facsimiles or other electronic copies in “pdf” or “tif” format thereof) of this Commitment Letter and the Fee Letters not later than 11:59 p.m., New York City time, on December 15, 2017. The commitments and agreements of the Commitment Parties hereunder will expire at such time in the event that the Commitment Parties have not received such executed original copies (or facsimiles or other electronic copies in “pdf” or “tif” format thereof) in accordance with the immediately preceding sentence. In the event that (i) the initial borrowing under the Senior Secured Facilities does not occur on or before December 11, 2018 (the “Commitment Termination Date”); provided that to the extent that pursuant to Section 8.1(b)(i) of the Merger Agreement the “Outside Date” (as defined therein) is extended to June 11, 2019 (such date, the “Extended Termination Date”), the Commitment Termination Date shall be automatically extended to the Extended Termination Date (and you shall provide prompt written notice of such extension to the Commitment Parties, but such notice shall not be a condition to such automatic extension), (ii) the Merger Agreement is terminated without the closing of the Merger and the funding of the Senior Secured Facilities or (iii) the closing of the Merger occurs without the use of the Senior Secured Facilities, then this Commitment Letter and the commitments hereunder shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension. The syndication, compensation, reimbursement, indemnification, jurisdiction, governing law, waiver of jury trial, no fiduciary relationship and, except as expressly set forth above, confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether the Senior Secured Facilities Documentation shall be executed and delivered and

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notwithstanding the termination of this Commitment Letter or the commitments hereunder. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Senior Secured Facilities (or a portion thereof (ratably among the Initial Lenders)) at any time subject to the provisions of the immediately preceding sentence.

[The remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BARCLAYS BANK PLC

By	/s/ Craig Molson
Name: Craig Molson
Title: Managing Director

[Signature Page to Project Bison Commitment Letter]

BNP PARIBAS

By	/s/ Andrew Shapiro
Name: Andrew Shapiro
Title: Managing Director

By	/s/ David L. Berger
Name: David L. Berger
Title: Director

BNP PARIBAS SECURITIES CORP.

By	/s/ Andrew Shapiro
Name: Andrew Shapiro
Title: Managing Director

By	/s/ David L. Berger
Name: David L. Berger
Title: Director

[Signature Page to Project Bison Commitment Letter]

Accepted and agreed to as of

the date first above written:

UNIMIN CORPORATION

By:	/s/ Campbell Jones
Name: Campbell Jones
Title: President & CEO

[SIGNATURE PAGE TO COMMITMENT LETTER]

EXHIBIT A

CONFIDENTIAL

December 11, 2017

Project Bison

$1,850,000,000 Senior Secured Credit Facilities

Summary of Principal Terms and Conditions1

Borrower:	The borrower under the Senior Secured Facilities (as defined below) will be Unimin Corporation, a Delaware corporation (the “Company” or the “Borrower”).

Transactions:	The Company intends to acquire Fairmount Santrol Holdings Inc., a Delaware corporation (the “Target”) through a merger transaction involving Bison Merger Sub, Inc., a wholly owned Delaware subsidiary of the Company (“Merger Sub 1”) and Bison Merger Sub I, LLC (“Merger Sub 2”), to be effected pursuant to an agreement and plan of merger (together with the schedules and exhibits thereto, the “Merger Agreement”) to be entered into among SCR-Sibelco N.V., the Company, Merger Sub 1, Merger Sub 2 and the Target. Pursuant to, and subject to the conditions set forth in, the Merger Agreement, Merger Sub 1 will merge with and into the Target (“Merger 1”) and then the Target will merge with and into Merger Sub 2 (“Merger 2” and, together with Merger 1, the “Mergers”). After giving effect to the Mergers, Merger Sub 2 will survive the Mergers as a wholly owned subsidiary of the Company.

In connection with the Mergers, (a) the Borrower will obtain the senior secured credit facilities (the “Senior Secured Facilities”) described below under the heading “Senior Secured Facilities” on the date on which the Borrower consummates the Mergers (the “Closing Date”), (b) certain existing indebtedness of the Target and its subsidiaries and the Company and its subsidiaries (including indebtedness owing to the parent of the Company) (the “Existing Indebtedness”) will be repaid, repurchased, redeemed or otherwise retired and all existing commitments, obligations and security interests in respect of the Existing Indebtedness will be terminated and/or will be amended in a manner acceptable to the Borrower (collectively, the “Existing Indebtedness

[1]	Capitalized terms used herein but not otherwise defined have the meanings assigned thereto in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”), including the other exhibits thereto.

Refinancing”), and (c) fees and expenses incurred in connection with the Transactions (the “Transaction Costs”) will be paid. The transactions described in clauses (a) through (c) of this paragraph, together with the Mergers, are collectively referred to herein as the “Transactions”.

Administrative Agent and Collateral Agent:	Barclays Bank PLC (“Barclays”) will act as sole and exclusive administrative agent with respect to the Senior Secured Facilities (in such capacity, the “Administrative Agent”) and Barclays will act as sole and exclusive collateral agent for the Senior Secured Facilities (in such capacity, the “Collateral Agent”) for a syndicate of financial institutions but excluding Disqualified Lenders (the “Lenders”) and will perform the duties customarily performed by persons acting in such capacities.

Lead Arrangers and Bookrunners:	Barclays and BNP Paribas Securities Corp. (“BNPPSC”) will act as lead arrangers and bookrunners for the Senior Secured Facilities (collectively, in such capacities, the “Lead Arrangers”) and together will manage the syndication of the Senior Secured Facilities.

Syndication Agent:	One or more financial institutions selected by the Borrower will act as syndication agent for the Senior Secured Facilities.

Documentation Agent:	One or more financial institutions selected by the Borrower will act as documentation agent for the Senior Secured Facilities.

Senior Secured Facilities:	(a) A senior secured term loan facility in an aggregate principal amount equal to $1,650,000,000 (the “Term Loan Facility”).

(b)   A senior secured revolving credit facility with aggregate commitments in an amount equal to $200,000,000 (the “Revolving Credit Facility”). Up to an amount equal to $10,000,000 (the “Letter of Credit Sublimit”) of the Revolving Credit Facility will be available for the issuance of letters of credit.

In connection with the Revolving Credit Facility, Barclays, in its capacity as the maker of swingline loans (in such capacity, the “Swingline Lender”), will make available to the Borrower a swingline facility in an amount equal to $10,000,000 under which the Borrower may make same-day short-term borrowings. Any such swingline loans will reduce availability under the

Revolving Credit Facility on a dollar-for-dollar basis, except for purposes of calculating the commitment fee described in Annex I. Each Lender under the Revolving Credit Facility will, promptly upon request by the Administrative Agent, fund to the Administrative Agent, for the account of the Swingline Lender, its pro rata share of any swingline borrowings.

Incremental Facility:	The Senior Secured Facilities Documentation will permit the Borrower (pursuant to procedures to be mutually agreed upon and set forth in the credit agreement with respect to the Senior Secured Facilities (the “Senior Secured Credit Agreement”)) to add one or more incremental term loan facilities to the Senior Secured Facilities (each, an “Incremental Term Loan Facility”) and/or increase the commitments under the Revolving Credit Facility (each such increase, a “Revolving Credit Facility Increase” and, together with the Incremental Term Loan Facilities, the “Incremental Facilities”) in an aggregate principal amount not to exceed for all such increases and incremental facilities the sum of (x) $250,000,000 (the “Incremental Dollar Amount”); (y) an amount of Incremental Facilities such that, after giving effect to the incurrence of any such Incremental Facility pursuant to this clause (y) (and after giving effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, all to be further defined in the Senior Secured Credit Agreement), on a pro forma basis (but excluding the cash proceeds of such incurrence and assuming, in the case of any Revolving Credit Facility Increase, that the commitments in respect thereof are fully drawn) the Total Net Leverage Ratio (as defined below) would not exceed 2.75:1.00 (the “Incremental Ratio Amount”); and (z) an amount equal to all voluntary prepayments of the Term Loan Facility and any pari passu Incremental Term Loan Facility originally incurred under the Incremental Dollar Amount (including all prepayments or purchases made at a discount to par) prior to the date of any such incurrence (it being understood that (I) the Borrower shall be deemed to have used amounts under clause (y), if available at the time of determination, prior to utilization of amounts under clause (x) or (z) and (II) loans may be incurred under clause (y) and one or both of clauses (x) and (z), and proceeds from any such incurrence under such multiple clauses may be utilized in a single transaction by first calculating the incurrence under clause (y) above and then calculating the incurrence under clause (x) and/or (z), as applicable, and, for avoidance of doubt, any such incurrence under clause (x) or (z) above shall be given pro forma effect for purposes of determining the Total Net Leverage Ratio for purposes of effectuating the incurrence under clause (y) in such single transaction); provided that (a) no default or event of default exists or would exist after giving effect to such Incremental Facility (or in connection with any Limited Conditionality Transaction, no payment or bankruptcy event of default), (b) all fees and expenses owing in respect of such Incremental Facility to the Administrative Agent have been paid and (c) no Lender shall be required to participate in any such Incremental Facility; provided further that the loans under any Incremental Term Loan Facility (i) will rank pari passu or junior in right of payment and security with the other Senior Secured Facilities or be unsecured, (ii) will mature no earlier than the final maturity of the Term Loan Facility and (iii) will have a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Term Loan Facility. If the “yield” (which, for this purpose, shall be deemed to include all upfront or similar fees or original issue discount payable to the lenders in respect of such Incremental Term Loan Facility and any pricing “floor” applicable to such Incremental Term Loan Facility but excluding customary arrangement and commitment fees paid to arrangers thereof) applicable to any Incremental Term Loan Facility that is incurred within 12 months after the Closing Date exceeds the “yield” applicable to the Term Loan Facility by more than 0.50%, then the interest rate spread applicable to the Term Loan Facility shall be increased so that the “yield” on the Term Loan Facility is equal to the “yield” applicable to such Incremental Term Loan Facility less 0.50%. Any Incremental Term Loan Facility will have terms as shall be agreed to between the Borrower and the Lenders providing such Incremental Term Loan Facility; provided that to the extent such terms are not substantially consistent with the Term Loan Facility (other than with respect to pricing, amortization and maturity), such terms shall not be more favorable, taken as a whole, to the lenders providing such Incremental Term Facility than the terms of the existing Term Loan Facility (except for covenants or other provisions that are applicable only to periods after the latest final maturity date of the Term

Loan Facility existing under the Senior Secured Credit Agreement at the time of incurrence of such Incremental Term Loan Facility); provided further that any Incremental Term Facility may be provided the right to ratable or less than ratable (with the Term Loan Facility and any other Incremental Term Loan Facility) prepayment in connection with any voluntary or mandatory prepayment.

The Borrower will be permitted to utilize the above available incremental credit capacity in the form of (in addition to Incremental Term Loan Facilities and Revolving Credit Facility Increases) (a) senior unsecured notes or loans (subject to a pro forma Total Net Leverage Ratio that would not exceed 3.75:1.00), (b) senior secured notes or loans that are secured by the Collateral on a junior basis (subject to a pro forma Total Net Leverage Ratio that would not exceed 3.25:1.00) or (c) senior secured notes that are secured by the Collateral on a pari passu basis (subject to a pro forma Total Net Leverage Ratio that would not exceed 2.75:1.00) (“Incremental Equivalent Debt”); provided that, in addition to the requirements with respect to the amount, incurrence and maturity of any such incremental credit extensions set forth above, (a) in the case of any such Incremental Equivalent Debt in the form of notes, such Incremental Equivalent Debt is not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the date that is 91 days after the latest maturity date of the Term Loan Facility, (b) if such Incremental Equivalent Debt is secured, (i) such indebtedness shall not be secured by any assets or property other than the Collateral and (ii) all security therefor shall be granted pursuant to documentation substantially similar to the applicable collateral documents, and the secured parties thereunder, or a trustee or collateral agent on their behalf, shall have become a party to a first lien intercreditor agreement or a junior lien intercreditor agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent, (c) such Incremental Equivalent Debt is not guaranteed by any subsidiaries of the Company other than the Guarantors, (d) any Incremental Equivalent Debt does not have a shorter weighted average life than the remaining weighted average life of the Term

Loan Facility and (e) the other terms and conditions of such Incremental Equivalent Debt (excluding pricing) are no more favorable to the investors providing such Incremental Equivalent Debt than those applicable to the Term Loan Facility (except for covenants or other provisions that are applicable only to periods after the latest final maturity date of the Term Loan Facility existing under the Senior Secured Credit Agreement at the time of incurrence of such Incremental Equivalent Debt).

Refinancing Term Loans and Revolving Credit Commitments:	With the consent of the Borrower, the Administrative Agent and the lenders providing the refinancing term loans or refinancing revolving credit commitments, one or more tranches of term loans or any revolving credit commitments can be refinanced from time to time, in whole or part, with one or more new tranches of term loans, senior secured notes (which may rank pari passu or junior in right of security to the Term Loan Facility) or senior unsecured notes (“Refinancing Debt”) or new revolving credit commitments (“Refinancing Commitments”), respectively, under the Senior Secured Credit Agreement; provided that (i) any Refinancing Debt does not mature prior to the maturity date of, or have a shorter weighted average life than, the term loans being refinanced, (ii) any Refinancing Commitments do not mature prior to the maturity date of the revolving credit commitments being refinanced and (iii) the other terms and conditions of such Refinancing Debt or Refinancing Commitments (excluding pricing and optional prepayment terms) are no more favorable to the lenders or investors, as the case may be, providing such Refinancing Debt or Refinancing Commitments, as applicable, than those applicable to the term loans or revolving credit commitments being refinanced (except for covenants or other provisions applicable only to periods after either (1) the latest final maturity date of the Term Loan Facility and revolving credit commitments existing under the Senior Secured Credit Agreement at the time of such refinancing or (2) the Borrower and all Guarantors have been released from all obligations with respect to such Refinancing Debt and/or Refinancing Commitments and such Refinancing Debt and/or Refinancing Commitments have been assumed in full by a new borrower or borrowers as agreed by the applicable Lenders at the time of the incurrence of such Refinancing Debt).

Purpose:

(a)   The proceeds of the loans under the Term Loan Facility will be used by the Borrower on the Closing Date solely (i) first, to pay the Transaction Costs, (ii) second, to consummate the Existing Indebtedness Refinancing and (iii) third, together with cash on hand, to pay the consideration for the Mergers as set forth in the Merger Agreement (the “Consideration”).

(b)   The proceeds of loans under the Revolving Credit Facility will be used by the Borrower for working capital and other general corporate purposes (including, without limitation, permitted acquisitions and other permitted investments).

(c)   Letters of credit will be used to support obligations of the Borrower and its subsidiaries incurred in the ordinary course of business. Additionally, letters of credit may be used on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Borrower or its restricted subsidiaries as of the Closing Date.

(d)   The proceeds of loans under any Incremental Term Loan Facility will be used by the Borrower for working capital and other general corporate purposes (including, without limitation, permitted acquisitions and other permitted investments).

Availability:	(a) The Term Loan Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

(b)   Loans under the Revolving Credit Facility will be available on and after the Closing Date at any time prior to the final maturity of the Revolving Credit Facility, in minimum principal amounts to be mutually agreed upon. Amounts repaid under the Revolving Credit Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	After the occurrence and during the continuance of any payment or bankruptcy Event of Default, interest on overdue amounts will accrue at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to ABR, in each case plus an additional 2.00% per annum.

Letters of Credit:	Letters of credit under the Revolving Credit Facility will be made available by BNP Paribas (“BNPP”) or one of its affiliates and Barclays or one of its affiliates (provided that (a) BNPP and Barclays shall each only provide a portion of the Letter of Credit Sublimit to be agreed and (b) Barclays shall only be required to issue standby letters of credit) and one or more other Lenders under the Revolving Credit Facility that is acceptable to the Borrower and the Administrative Agent (each, an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Credit Facility; provided that any letter of credit having a 12-month tenor may provide for the renewal of such letter of credit for additional 12-month periods (which shall, in no event, extend beyond the date referred to in clause (b) of this paragraph).

Each drawing under any letter of credit shall be reimbursed by the Borrower not later than one business day after such drawing. To the extent that the Borrower does not reimburse the applicable Issuing Bank on such business day, the Lenders under the Revolving Credit Facility shall be irrevocably obligated to reimburse such Issuing Bank pro rata based upon their respective Revolving Credit Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the applicable Issuing Bank. Letters of credit shall be denominated in U.S. Dollars and other currencies to be agreed upon.

Maturity and Amortization:

(a)   The Term Loan Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in an amount equal to 1.00% per annum beginning with the first full fiscal quarter after the Closing Date, with the balance due at maturity.

(b) The Revolving Credit Facility will mature on the date that is five years after the Closing Date.

Guarantees:	All obligations of the Borrower under the Senior Secured Facilities and all obligations of the Borrower and the other Guarantors (as defined below) under any interest rate protection or other hedging arrangements entered into with a Lender (or an affiliate of a Lender) and all obligations of the Borrower and the other Guarantors in respect of overdrafts and related liabilities owed to a Lender (or an affiliate of a Lender) arising from treasury, depository or other cash management services, including credit card and merchant card programs (collectively, the “Obligations”), will be unconditionally guaranteed (the “Guarantees”) by each existing or subsequently acquired or organized wholly-owned material restricted subsidiary of the Company (including, for the avoidance of doubt, Merger Sub 2 and each subsidiary of the Target) (collectively, the “Guarantors”), excluding (i) any subsidiary of the Company that (A) is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a CFC), (B) is a direct or indirect domestic subsidiary of a foreign subsidiary that is a CFC or (C) has, directly or indirectly, no material assets other than capital stock or indebtedness of one or more direct or indirect foreign subsidiaries that are CFCs and (ii) unrestricted subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, special purpose vehicles and any subsidiary where the Borrower and the Administrative Agent agree that the cost of obtaining a guarantee by such subsidiary is excessive in relation to the practical benefit to the Lenders afforded thereby.

Security:	Subject to the Limited Conditionality Provisions, the Obligations will be secured by substantially all the assets of the Borrower and each other Guarantor (collectively, the “Collateral”), including but not limited to (a) a perfected first-priority pledge of all the capital stock held by the Borrower or any other Guarantor of each existing or subsequently acquired or organized wholly-owned restricted subsidiary of the Company (which pledge, in the case of stock of any foreign subsidiary of the Company, shall not include more than 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each other Guarantor (including but not limited to accounts, inventory, equipment, commercial tort claims, investment property, intellectual property, intercompany indebtedness (which shall be evidenced by a note), general intangibles, licensing agreements, real property, letter of credit rights, as-extracted collateral and proceeds of the foregoing), subject to exceptions and thresholds to be mutually agreed upon.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (a) any fee-owned real property with a fair market value of less than an amount to be agreed; (b) as-extracted collateral having a value of less than an amount to be mutually agreed upon; (c) leasehold interests (it being understood and agreed that there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters); (d) motor vehicles and other assets subject to certificates of title (other than to the extent a security interest in such assets can be perfected by filing a Uniform Commercial Code financing statement); (e) margin stock and equity interests in any person other than wholly-owned direct subsidiaries of the Borrower or any Guarantor to the extent not permitted by such person’s organizational or joint-venture documents; (f) commercial tort claims with a value of less than an amount to be mutually agreed upon; (g) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any other Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (h) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (i) “intent-to-use” trademark applications; (j) any assets to the extent a security interest in such assets would result in material adverse tax consequences; (k) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party that has not been obtained) except to the extent such prohibition is rendered ineffective under the Uniform Commercial Code; and (l) receivables and any related assets securing a Permitted Receivables Financing (to be defined in a manner and in an amount to be mutually agreed upon) and (m) other exceptions to be mutually agreed upon. In addition, in no event shall (a) control agreements or control or similar arrangements be required with respect to deposit or securities accounts, (b) notice be required to be sent to account debtors or other contractual third parties prior to the occurrence and absent the continuance of an event of default, (c) perfection be required with respect to letter of credit rights and commercial tort claims (except to the extent perfected through the filing of Uniform Commercial Code financing statements), and (d) actions in any non-U.S. jurisdictions be required in order to create or perfect any security interests in assets located or titled outside of the United States (it being understood that there shall be no security documents governed by the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia).

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles and reasonably satisfactory to the Collateral Agent and the Borrower (including, in the case of real property, by customary items such as satisfactory title insurance and surveys (or, in lieu of surveys, “Express Maps”); provided that the Collateral Agent will only require new surveys (or “Express Maps” or a similar requirement) to the extent the benefit to the Lenders of such new surveys (or “Express Maps” or a similar requirement) outweigh the cost or are required by applicable law or regulation) and, subject to exceptions permitted under the Senior Secured Facilities Documentation, none of the Collateral shall be subject to any other pledges, security interests or mortgages.

Mandatory Prepayments:	Loans under the Term Loan Facility shall be prepaid with (a) (x) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Company and its restricted subsidiaries and (y) 100% of insurance proceeds received by the Company or its restricted subsidiaries, subject in each case to thresholds and reinvestment rights to be mutually agreed upon (with a reinvestment period equal to 12 months, which may be extended to 18 months if such proceeds have been committed to be reinvested within the initial 12 month period) and other exceptions to be mutually agreed upon (consistent with the Documentation Principles), (b) 100% of the net cash proceeds of issuances of indebtedness of the Company and its restricted subsidiaries (other than indebtedness permitted under the Senior Secured Credit Agreement) and (c) commencing with the first full fiscal year ended after the Closing Date (but in no event later than the fiscal year ending December 31, 2019), 50% (with step-downs to 25% and 0% based on Total Net Leverage Ratio (as defined below) levels to be mutually agreed) of annual Excess Cash Flow (to be defined in a manner to be mutually agreed) of the Company and its subsidiaries, payable within ten business days after delivery of the annual audited financial statements; provided that any voluntary prepayments of Term Loans during the applicable fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, other than prepayments funded with the proceeds of indebtedness, shall be credited against Excess Cash Flow prepayment obligations for such fiscal year on a dollar-for-dollar basis (without duplication of any such credit in any prior fiscal year); provided, further, that if the Closing Date occurs after January 1, 2019, any Excess Cash Flow prepayments due for such fiscal year shall only cover any full fiscal quarters between the Closing Date and December 31, 2019.

Notwithstanding the foregoing, subject to customary terms and conditions to be mutually agreed, in the event any Refinancing Debt or any other indebtedness, including any Incremental Equivalent Debt, in each case that is secured on a pari passu basis (but without regard to the control of remedies) with the Term Loan Facility (collectively, “Additional Pari Passu Debt”) shall be issued or incurred, such Additional Pari Passu Debt may share ratably (but, for the avoidance of doubt, not on a greater than pro rata basis) in any mandatory prepayments required under the Senior Secured Facilities to the extent such mandatory prepayments are required pursuant to the definition documentation governing such Additional Pari Passu Debt.

The above-described mandatory prepayments shall be applied to the remaining amortization payments under the Term Loan Facility as follows: (a) in direct order of maturity to the amortization repayments occurring in the eight quarters following the date of such prepayment and (b) pro rata to the remaining amortization payments.

Loans under the Revolving Credit Facility will be required to be prepaid if the aggregate revolving credit exposure under the Revolving Credit Facility exceeds the aggregate commitments thereunder.

If the Borrower and its restricted subsidiaries determines in good faith that it would incur a material tax liability, including a deemed dividend pursuant to Section 956 of the Internal Revenue Code, if all or a portion of the funds required to make a mandatory prepayment from the proceeds of an asset sale, insurance proceeds or other disposition or with respect to Excess Cash Flow were up- streamed or transferred from a foreign subsidiary as a distribution or dividend (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as the Company determines that the Borrower and its restricted subsidiaries may upstream or transfer such Restricted Amount without incurring such material tax liability. Prepayment from non-U.S. subsidiaries’ excess cash flow or from proceeds of their asset sales, insurance proceeds or other dispositions will not be required to the extent such prepayments (including the repatriation of cash in connection therewith) would be restricted by applicable law, rule or regulation. The non- application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute an event of default.

Voluntary Prepayments/Reductions in Commitments:	Voluntary prepayments of borrowings under the Senior Secured Facilities and voluntary reductions of the unutilized portion of the Revolving Credit Facility commitments will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty (except as described below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period (to be defined).

Any (a) voluntary prepayment of the loans under the Term Loan Facility that is made on or prior to the date that is twelve months after the Closing Date with the proceeds from a Repricing Transaction (as defined below) and (b) amendment or other modification of the Senior Secured Credit Agreement on or prior to the date that is twelve months after the Closing Date, the primary purpose of which is a Repricing Transaction, in each case shall be accompanied by a prepayment premium equal to 1.00% of (i) the aggregate principal amount of the loans under the Term Loan Facility so prepaid, in the case of a voluntary prepayment, and (ii) the aggregate principal amount of the loans under the Term Loan Facility affected by such amendment or modification, in the case of an amendment or other modification of the Senior Secured Credit Agreement. “Repricing Transaction” means the prepayment or refinancing (other than in connection with a Change of Control or Qualified IPO or Transformative Acquisition, each to be defined in a mutually agreed customary manner consistent with the Documentation Principles) of all or a portion of the loans under the Term Loan Facility concurrently with the incurrence by the Borrower of any long-term bank debt financing or any other financing similar to such loans, in each case having a lower all-in yield (taking into account any original issue discount and upfront fees in respect of such financing and any pricing “floor” applicable thereto but excluding customary arrangement and commitment fees paid to arrangers thereof) than the interest rate margin applicable to such loans.

All voluntary prepayments under the Term Loan Facility shall be applied to the remaining amortization payments under the Term Loan Facility as directed by the Borrower.

Senior Secured Facilities Documentation:	The definitive documentation for the Senior Secured Facilities (the “Senior Secured Facilities Documentation”) will (a) be consistent with this Term Sheet and will contain only those conditions precedent, mandatory prepayments, representations and warranties, affirmative and negative covenants, financial covenants and events of default expressly set forth herein (subject only to the exercise of any “market flex” expressly provided in the Arranger Fee Letter), with such customary qualifications, thresholds, exceptions, “baskets” and grace and cure periods as are mutually agreed and, to the extent such terms are not expressly set forth herein, such terms will be negotiated in good faith, (b) give due regard to the operational and strategic requirements of the Borrower and its restricted subsidiaries in light of their size, total assets, industry (and risks and trends associated therewith), businesses, business practice operations, financial accounting and projections, (c) reflect the Administrative Agent’s customary agency and mechanical provisions and (d) be negotiated in good faith by the Borrower and the Lead Arrangers to finalize such documentation, giving effect to the Limited Conditionality Provisions, as promptly as practicable after the acceptance of this Commitment Letter (collectively, the “Documentation Principles”).

Representations and Warranties:	Limited to the following (to be applicable to the Company and its restricted subsidiaries (including, for the avoidance of doubt, the Target and its restricted subsidiaries)): due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Senior Secured Facilities Documentation; creation, perfection and priority of security interests; no conflicts; intellectual property; use of proceeds; governmental consents; historical and projected financial condition; no material adverse change; absence of material litigation; payment of taxes; title to properties; environmental matters; no defaults under material debt agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; solvency; compliance with laws; disclosure; anti-money laundering laws, rules and regulations and laws against sanctioned persons, other anti-terrorism laws and anti-bribery and anti-corruption laws, including OFAC, the PATRIOT Act, FCPA; and no Borrower or Guarantor is an EEA Financial Institution (to be defined in a manner to be mutually agreed), in each case subject to exceptions and qualifications to be mutually agreed upon consistent with the Documentation Principles.

Limited Conditionality Transactions:	To the extent the Senior Secured Facilities Documentation requires (A) compliance with any financial ratio or test (including the Financial Covenant), (B) compliance with any representations and warranties or (C) the absence of any default or event of default (or any type of default or event of default) as a condition to the consummation of any acquisition or similar investment or the incurrence of any indebtedness in connection therewith, the determination of whether the relevant condition is satisfied shall be made, at the election of the Company, either (x) at the time of the execution of the definitive documentation with respect to the relevant acquisition or other investment (such election, an “LCA Election”) or (y) at the time of the consummation of the relevant acquisition or other investment, in each case, after giving effect to such acquisition or other investment or incurrence of indebtedness and any related indebtedness on a pro forma basis (it being understood that, following an LCA Election, in connection with any subsequent calculation of any ratio or basket availability on or following such date of execution of such definitive documentation and prior to the earlier of the date on which such acquisition or investment is consummated or such definitive documentation is terminated or expires without consummation of such acquisition or investment, any such ratio or basket shall be calculated on a pro forma basis assuming such acquisition or investment (and other transactions in connection therewith, including any incurrence of indebtedness and the use of proceeds thereof) has been consummated).

Conditions Precedent to Initial Borrowing:	Limited to those set forth in the Conditions Exhibit and those under the heading “Conditions Precedent to All Borrowings” below.

Conditions Precedent to All Borrowings:	The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects (or, if already qualified by materiality, in all respects) of all representations and warranties (which, for purposes of the initial extensions of credit on the Closing Date and, in the case of any extension of credit in connection with any Limited Conditionality Transaction, shall be limited to the Specified Representations and the applicable Specified Merger Agreement Representations (or, with respect to any Limited Conditionality Transaction, the equivalent representations under the applicable definitive document with respect to such Limited Conditionality Transaction), (b) solely for extensions of credit after the Closing Date, there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit (or, in the case of any extension of credit under any Incremental Facility in connection with any acquisition or investment permitted under the Senior Secured Credit Agreement, if agreed by the lenders providing such Incremental Facility, no payment or bankruptcy event of default) and (c) the delivery of a borrowing notice.

Affirmative Covenants:	Limited to the following (to be applicable to the Company and its restricted subsidiaries (including, for the avoidance of doubt, the Target and its restricted subsidiaries)): delivery of financial statements, budgets, compliance certificates and other reports (with financial statements limited to audited annual consolidated financial statements for each fiscal year to be delivered within 90 days of the end of such fiscal year (with an extended time period of 120 days for delivery of the first annual financial statements after the Closing Date) and unaudited quarterly consolidated financial statements for each of the first three fiscal quarters of each fiscal year to be delivered within 45 days of the end of the first three fiscal quarters of such fiscal year (with extended time periods of 60 days for delivery of the first three quarterly financial statements after the Closing Date), accompanied in each case by customary management’s discussion and analysis) and other reporting obligations limited to notices of defaults, material litigation, ERISA events and other events expected to result in a material adverse change to the Company and its restricted subsidiaries; use of proceeds; maintenance of existence; payment of taxes; maintenance of properties; maintenance of material insurance; books and records; inspections; compliance with material laws; environmental matters; additional collateral and guarantors; Patriot Act; OFAC, FCPA and other applicable sanctions, anti-bribery and anti-corruption, anti-money laundering and anti-terrorism laws; commercially reasonable efforts to maintain corporate level and facility level ratings (but not a specific rating) and further assurances, including, in each case, qualifications, exceptions and baskets to be mutually agreed upon consistent with the Documentation Principles.

Negative Covenants:	Limited to the following (to be applicable to the Company and its restricted subsidiaries (including, for the avoidance of doubt, the Target and its restricted subsidiaries)):

(a) limitations on indebtedness (which shall permit, among other things, the incurrence and/or existence of (i) indebtedness under the Senior Secured Facilities (including Incremental Facilities), (ii) certain indebtedness to be agreed existing on the Closing Date and permitted refinancings thereof, (iii) Incremental Equivalent Debt and permitted refinancings thereof, (iv) Refinancing Debt and Refinancing Commitments, (v) obligations of the Borrower or any of its subsidiaries in connection with any Permitted Receivables Financing, to the extent such obligations constitute indebtedness, (vi) capital leases and purchase money indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of an amount to be agreed and a percentage to be agreed of Consolidated Tangible Assets (“CTA”), (vii) obligations with respect to non-speculative hedging or swap agreements, (viii) indebtedness assumed in connection with a permitted acquisition subject to customary terms and conditions to be agreed, so long as the Total Net Leverage Ratio shall be 0.50 to 1.00 less than the applicable Financial Covenant level, (ix) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with permitted acquisitions, (x) debt expressly subordinated to the Senior Secured Facilities, so long as the Total Net Leverage Ratio on a pro forma basis is no greater than 4.50:1.00 (the “Subordinated Debt Basket”), (xi) a general debt basket (subject to a grower based on CTA) in an amount to be agreed and which may be secured to the extent permitted by exceptions in the lien covenant, (xii) a subsidiary debt basket for non-Guarantor subsidiaries in an amount to be agreed, which, in the case of secured debt, may be secured by assets of the non-Guarantor subsidiary only and (xiii) other customary exceptions);

(b) limitations on liens (which shall permit, among other things, liens securing (i) the Senior Secured Facilities (including Incremental Facilities) and any permitted refinancing thereof, (ii) any Incremental Equivalent Debt that is permitted to be secured in accordance with the definition of “Incremental Equivalent Debt,” (iii) Refinancing Indebtedness, (iv) debt assumed in connection with a permitted acquisition that is permitted under clause (a)(viii) above, subject to customary terms and conditions to be agreed (including that such liens shall only encumber such acquired assets), (iv) purchase money indebtedness or capital leases permitted under clause (a)(vi) above, (v) other permitted debt pursuant to a general lien basket in an amount to be agreed, (vi) non-Guarantor subsidiary debt permitted under clause (a)(xii) above, with such liens being limited to the assets of the applicable non-Guarantor subsidiary, (vii) other exceptions to be agreed) and (viii) any Permitted Receivables Financing;

(c) limitations on asset sales (which shall permit, among other things, (i) the Borrower or any restricted subsidiary to dispose of an unlimited amount of assets for fair market value so long as, for dispositions of assets with a fair market value in excess of $10,000,000, (A) at least 75% of the consideration for such asset sales consists of cash (subject to customary exceptions to the cash consideration requirement to be set forth in the Senior Secured Facilities Documentation, including a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration), (B) no event of default under the Senior Secured Facilities would exist after giving effect thereto and (C) such asset sale is subject to the terms set forth in the section entitled “Mandatory Prepayments”

hereof (without limiting the reinvestment rights applicable thereto) and (ii) sales or other dispositions of property (including like-kind exchanges) to the extent that (x) such property is exchanged for credit (on a fair market value basis) against the purchase price of similar replacement property or (y) such property is sold or otherwise disposed of for fair market value and the proceeds of such sale or disposition are promptly applied to the purchase price of similar replacement property;

(d) limitations on mergers, consolidations and fundamental changes;

(e) limitations on restricted payments (i.e., limitations on dividends and distributions, and repurchases and redemptions of equity interests) (which shall permit, among other things, (i) restricted payments with the Available Amount Basket, (iii) restricted payments pursuant to a general basket in an aggregate amount not to exceed the greater of $50,000,000 and a percentage to be agreed of CTA (the “General Restricted Payments Basket”), (iv) the repurchase, retirement or other acquisition or retirement for value of equity interests (or any options or warrants or stock appreciation or similar rights issued with respect to such equity interests) held by future, present or former employees, directors, officers or consultants (or any affiliates, spouses, or immediate family members, successors, executors, administrators, heirs, legatees or distributes of the foregoing) pursuant to any employee, management or director profit interests or equity plan, employee, management or director stock option plan or any other employee, management, or director benefit plan or any agreement with any employee, director or officer in an aggregate amount in any fiscal year not to exceed the greater of an amount to be agreed and a percentage to be agreed of CTA; provided that any unused portion for any fiscal year may be carried forward to the next succeeding fiscal year, (v) additional unlimited restricted payments, so long as the Total Net Leverage Ratio on a pro forma basis is no greater than a level to be agreed (the “Leveraged Based RP Exception”) and subject to no event of default at the time of declaration, and (vi) other exceptions to be agreed);

(f) limitation on prepayments or redemptions of any subordinated (“Junior Debt”) (which shall permit, among other things, (i) refinancing or exchanges of Junior Debt for like Junior Debt, subject to customary terms and conditions to be agreed, (ii) prepayments or redemptions using the Available Amount Basket and (iii) additional prepayments and redemptions using the Leveraged Based RP Exception subject to no event of default);

(g) limitations on investments (which shall permit, among other things, (i) unlimited acquisitions, so long as (A) the Total Net Leverage Ratio shall be 0.50 to 1.00 less than the applicable Financial Covenant level (i.e., 4.0x, stepping down to 3.5x) and (B) no event of default shall have occurred and be continuing or would result after giving pro forma effect to such acquisition and any indebtedness incurred in connection therewith (subject to limitations to be mutually agreed on the acquisition of entities that do not become Guarantors) (the “Ratio Acquisition Basket”), (ii) investments pursuant to a general investment basket in an aggregate amount not to exceed the greater of $25,000,000 and a percentage to be agreed of CTA (the “General Investment Basket”), (iii) baskets for investments in unrestricted subsidiaries and similar businesses in an amount to be agreed, (iv) investments in restricted subsidiaries; provided that the aggregate amount of investments by the Borrower or any Guarantor in non-Guarantor subsidiaries shall not exceed an amount to be agreed, (v) investments in joint ventures in an aggregate amount not to exceed the greater of an amount to be agreed and a percentage to be agreed of CTA, and (vi) investments using the Available Amount Basket);

(h) limitations on transactions with affiliates;

(i) limitations on restrictions on granting liens to secure the Obligations;

(j) limitations on restrictions on subsidiary distributions;

(k) limitations on changes in conduct of business;

(l) limitations on amendments and waivers of organizational documents and Junior Debt documents in each case that are materially adverse to the Lenders; and

(k) limitation on changes in the fiscal year.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be mutually agreed consistent with the Documentation Principles and set forth in the Senior

Secured Facilities Documentation, including an available basket amount (the “Available Amount Basket”) equal to an amount that will be built by (i) $50,000,000 (the “Available Amount Starter Basket”) plus (ii) without duplication, a growth amount based on (a) retained excess cash flow, plus (b) the net cash proceeds of equity issuances and capital contributions (other than disqualified equity) received by the Company, plus (c) the net cash proceeds of debt and disqualified equity of the Company, in each case issued after the Closing Date, which have been exchanged or converted into qualified equity of the Company, plus (d) the net cash proceeds of sales of investments made under the Available Amount Basket (in an amount, together with amounts added pursuant to clause (e) below, not to exceed the amount of such investment made under the Available Amount Basket), plus (e) returns, profits, distributions and similar amounts received in cash or cash equivalents on investments made under the Available Amount Basket (in an amount, together with amounts added pursuant to clause (d) above, not to exceed the amount of such investment made under the Available Amount Basket), plus (f) the investments of the Company and its restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated into the Company or any of its restricted subsidiaries or the fair market value (as determined in good faith by the Company) of the assets of any unrestricted subsidiary that have been transferred to the Company or any of its restricted subsidiaries. The Available Amount Basket may be used for investments, restricted payments and prepayments or redemptions of Junior Debt; provided that, with respect to restricted payments and prepayments or redemptions of Junior Debt, (x) no default or event of default under the Senior Secured Facilities Documentation shall exist or result therefrom and (y) usage of the Available Amount Basket shall be subject to the Total Net Leverage Ratio, on a pro forma basis, not exceeding a level to be mutually agreed.

Financial Covenant:	Limited to the following: a maximum Total Net Leverage Ratio. For the purposes hereof, “Total Net Leverage Ratio” means, on any date of determination, with respect to the Company and its restricted subsidiaries on a consolidated basis, the ratio of (a) consolidated debt for borrowed money, capital lease obligations and debt evidenced by bonds, notes or similar instruments (less unrestricted cash and cash equivalents of the Company and its restricted subsidiaries as of such date in an aggregate amount not to exceed $150,000,000) to (b) Consolidated EBITDA of the Company and its restricted subsidiaries for the four fiscal quarter period most recently ended for which financial statements have been (or were required to have been) delivered.

The maximum Total Net Leverage Ratio shall be solely for the benefit of the Lenders under the Revolving Credit Facility, and shall be tested quarterly for the most recently ended period of four consecutive fiscal quarters (a “Test Period”), commencing on the last day of the first full fiscal quarter ending after the Closing Date.

The level for the financial covenant shall be set at 4.50:1.00, with a step-down to 4.00:1.00 at the fiscal quarter ending December 31, 2018.

Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Credit Facility (excluding the commitments of defaulting Lenders, the “Requisite Revolving Lenders”) may amend the definitions related to such covenant, amend or waive the terms of such covenant and waive, amend, terminate or otherwise modify such covenant with respect to the occurrence of an event of default.

Consolidated EBITDA is to be defined in a manner to be mutually agreed consistent with the Documentation Principles and will include addbacks for (i) extraordinary losses and unusual or non-recurring charges and expenses and restructuring costs and (ii) factually supportable cost savings and synergies in connection with acquisitions, dispositions, restructurings and other actions as certified in good faith by the chief financial officer of the Company, subject in the case of clause (ii) to a cap of 20% of Consolidated EBITDA.

For purposes of determining compliance with the Financial Covenant, any cash equity contribution to the Company (funded with proceeds of common equity or other equity having terms reasonably acceptable to the Administrative Agent) after the last day of the applicable fiscal quarter with respect to which the Financial Covenant is being tested and on or prior to the day that is 15 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the irrevocable election of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purpose of determining compliance with the Financial Covenant at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (a) in each consecutive four fiscal quarter period there will be at least two fiscal quarters in which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, (c) each Specified Equity Contribution will be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes, including calculating basket levels, pricing, determining compliance with incurrence based or pro forma calculations or conditions, and other items governed by reference to Consolidated EBITDA, (d) there shall be no more than five Specified Equity Contributions made in the aggregate after the Closing Date and (e) there shall be no reduction in indebtedness, through either the netting of cash or prepayment of Loans or other indebtedness, in connection with any Specified Equity Contribution for purposes of determining compliance with the Financial Covenant for the current fiscal quarter.

Unrestricted Subsidiaries:	The Senior Secured Credit Agreement will contain provisions pursuant to which, subject to limitations to be mutually agreed (including on loans, advances, guarantees and other investments in unrestricted subsidiaries, and transactions with affiliates) consistent with the Documentation Principles, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as (w) no default or event of default then exists or would result therefrom, (x) the Total Net Leverage Ratio on a pro forma basis is no greater than a level to be agreed, (y) the designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time and (z) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Senior Secured Credit Agreement and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio or covenant contained in the Senior Secured Credit Agreement.

Events of Default:	Limited to the following (to be applicable to the Company and its restricted subsidiaries (including, for the avoidance of doubt, the Target and its restricted subsidiaries)): (i) failure to make principal payments when due or payments of interest, fees or other amounts after a three business day grace period, (ii)(A) failure to perform or observe negative covenants (provided that with respect to the Financial Covenant, a breach shall only result in an event of default with respect to the Term Loan Facility upon the Lenders in respect of the Revolving Credit Facility having terminated the commitments under the Revolving Credit Facility and accelerated any loans under the Revolving Credit Facility then outstanding), (B) failure to perform or observe affirmative covenants to provide notice of default, regarding maintenance of existence of the Borrower or with respect to use of proceeds and (C) failure to perform or observe any other covenants set forth in the Loan Documentation, subject to a 30 calendar day grace period beginning when Borrower has knowledge of the default; (iii) any representation or warranty proving to have been incorrect in any material respect when made or deemed made; (iv) cross default to any payment default of other indebtedness having an outstanding principal amount in excess of $50,000,000 (“Material Indebtedness”) and cross default to any other default under any Material Indebtedness (after giving effect to any applicable grace period); (v) bankruptcy, insolvency proceedings, etc. with respect to the Borrower, Guarantor or any of their material restricted subsidiaries (with a 60 day grace period for involuntary proceedings and with such materiality threshold to be mutually agreed); (vi) final judgments against restricted subsidiaries for monetary damages in excess of $50,000,000 that are unstayed for a period of 60 consecutive days (excluding amounts that are paid and amounts covered by insurance and third party indemnities); (vii) customary ERISA defaults subject to material adverse effect; (viii) actual or assertion in writing of the invalidity by the Borrower or any Guarantor of the Senior Secured Facilities Documentation, taken as a whole, or, impairment of security interests in a material portion of the Collateral; (ix) revocation by the Borrower or any Guarantor of any guarantee of the Senior Secured Facilities and (x) Change of Control (to be defined in a mutually agreed upon manner), including, in each case, qualifications and exceptions to be mutually agreed upon consistent with Documentation Principles.

Voting:	Except as provided above with respect to the financial covenant, amendments and waivers of the Senior Secured Credit Agreement and the other Senior Secured Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the extensions of credit and unused commitments under the Senior Secured Facilities, except that (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to, among other things, (i) increases in commitments, (ii) reductions of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction in principal), interest (other than a waiver of default interest) or fees and (iii) extensions of scheduled amortization, final maturity or reimbursement dates or postponement of any payment dates, (b) the consent of Lenders holding more than 50% of the aggregate amount of the extensions of credit and unused commitments under any class of the Senior Secured Facilities shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects the rights of any other class in respect of payments or Collateral and (c) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages, (ii) releases of all or substantially all the Collateral (other than in connection with any sale of the applicable Collateral permitted by the Senior Secured Credit Agreement) and (iii) releases of all or substantially all the value of the guarantees provided by the subsidiaries of the Company (other than in connection with any sale of the applicable Guarantor permitted by the Senior Secured Credit Agreement).

The Senior Secured Credit Agreement will contain customary amend and extend and “yank-a-bank” provisions to be mutually agreed upon consistent with the Documentation Principles.

Cost and Yield Protection:	Usual for facilities and transactions of this type (it being agreed that the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlement, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “change in law”, regardless of the date enacted, adopted, promulgated or issued, for purposes of such cost and yield protections), in each case subject to customary limitations and exceptions to be mutually agreed consistent with the Documentation Principles.

Assignments and Participations:	The Lenders will be permitted to assign all or a portion of their loans and commitments (other than to a natural person) with the consent of (a) the Borrower (unless an event of default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender or an Approved Fund (to be defined in a manner to be mutually agreed upon)); provided that the Borrower shall be deemed to have consented to a proposed assignment of loans or commitments if the Borrower has not responded to such proposal within ten business days after the Borrower has received notice thereof, (b) the Administrative Agent (unless such assignment is an assignment of a loan under the Term Loan Facility to a Lender, an affiliate of a Lender or an Approved Fund) and (c) the Swingline Lender and each Issuing Bank (unless such assignment is an assignment of a loan under the Term Loan Facility), in each case which consent shall not be unreasonably withheld. Notwithstanding the foregoing, no assignment shall be made to a Disqualified Lender. Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of (a) $5,000,000 in respect of loans and commitments under the Revolving Credit Facility and (b) $1,000,000 in respect of loans and commitments under the Term Loan Facility, unless otherwise agreed by the Borrower (unless an event of default has occurred and is continuing) and the Administrative Agent. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each such assignment. Assignments will be by novation and will not be required to be pro rata among the Senior Secured Facilities.

Assignments of loans under the Term Loan Facility to the Borrower and its subsidiaries shall be permitted so long as:

(i) any offer to purchase or take by assignment any loans under the Term Loan Facility by the Borrower or any of its subsidiaries shall have been made to all Lenders pro rata (with buyback mechanics to be mutually agreed upon and consistent with the Documentation Principles);

(ii) no default or event of default has occurred and is continuing or would result therefrom;

(iii) the loans purchased are immediately canceled (with customary restrictions on increasing Consolidated EBITDA by any non-cash gains associated with such cancellation of debt); and

(iv) no proceeds from any loan under the Revolving Credit Facility shall be used to fund such assignments.

Assignments to Company Shareholders (to be defined in a manner to be mutually agreed but excluding the Borrower, its subsidiaries and natural persons) (each, an “Affiliated Lender”) of loans under the Term Loan Facility (but not loans under the Revolving Credit Facility) will be permitted, subject to customary terms and conditions to be agreed, including, without limitation:

(i) Affiliated Lenders will not receive information provided by the Administrative Agent or any other Lender (other than administrative notices) and will not be permitted to attend/participate in lender meetings;

(ii) for purposes of any amendment, waiver or modification of the Senior Secured Facilities Documentation, an Affiliated Lender shall not have any right to vote any of its interests under the Term Loan Facility (such interests will be deemed voted in the same proportion as non-affiliated Lenders voting on such matter), except with respect to any amendment to (a) increase the commitment of the relevant Affiliated Lender, (b) extend or postpone the final maturity or scheduled date of amortization applicable to the Term Loan Facility, (c) reduce the principal, interest or fees applicable to the Term Loan Facility or (d) release all or substantially all the value of the Guarantees or to release liens on all or substantially all of the collateral; provided that no amendment, modification or waiver of the Senior Secured Facilities Documentation shall, without the consent of such Affiliated Lender, (x) deprive any Affiliated Lender of its pro rata share of any payment to which all Lenders are entitled or (y) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders;

(iii) no Affiliated Lender may purchase any loan under the Term Loan Facility if any default or event of default is then existing or would result therefrom;

(iv) the aggregate amount of loans under the Term Loan Facility purchased by Affiliated Lenders shall not at any time exceed 25% of the outstanding amount of the Term Loan Facility; and

(v) in any bankruptcy or similar proceeding, no Affiliated Lender shall have any right to vote any of its interest under the Term Loan Facility (such interest will be deemed voted in the same proportion as non-affiliated Lenders voting on such matter) or take certain actions.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to matters that require the consent of all Lenders or all affected Lenders.

Pledges of loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Senior Secured Facilities only upon request.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or Affiliated Lender or (y) have any liability with respect to or arising out of any assignment or participation of loans or commitments, or disclosure of confidential information, to any Disqualified Lender or Affiliated Lender.

Expenses and Indemnification:	All reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arrangers and their respective affiliates (including, without limitation, the reasonable and documented fees, charges and disbursements of counsel for any of the foregoing) associated with the structuring, arrangement and syndication of the Senior Secured Facilities and the preparation, negotiation, execution, delivery and administration of the Senior Secured Credit Agreement and the other Senior Secured Facilities Documentation and any amendments, modifications and waivers thereof (which, in the case of preparation, negotiation, execution, delivery and administration of the Senior Secured Credit Agreement and other Senior Secured Facilities Documentation shall be limited to a single counsel for such persons and one local counsel in each jurisdiction as the Administrative Agent shall deem advisable in connection with the creation and perfection of security interests in the Collateral), as well as all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of letters of credit or any demand for payment thereunder, are to be paid by the Borrower. In addition, all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Issuing Banks and the Lenders (including, without limitation, the fees, charges and disbursements of counsel for any of the foregoing) for enforcement costs associated with the Senior Secured Facilities are to be paid by the Borrower.

The Borrower will indemnify the Lead Arrangers, the Administrative Agent, the Issuing Banks, the Lenders and their respective affiliates and each of their respective Related Parties (each, an “indemnified person”) and hold them harmless from and against all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable and documented fees, charges and disbursements of one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected indemnified person)) of any such indemnified person arising out of, in connection with or as a result of the Transactions, including, without limitation, the financings contemplated thereby, or any transactions connected therewith or any claim, litigation, investigation or proceeding (regardless of whether any such indemnified person is a party thereto and regardless of whether such claim, litigation, investigation or proceeding is brought by a third party or by the Borrower or any of its subsidiaries) that relate to any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities and related expenses to the extent they (a) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person, (b) result from a claim brought by the Borrower or any of its subsidiaries against such indemnified person for material breach of such indemnified person’s obligations hereunder if the Borrower or such subsidiary has obtained a final and non-appealable judgment in its or its subsidiary’s favor on such claim as determined by a court of competent jurisdiction or (c) result from a proceeding that does not involve an act or omission by the Borrower or any of its subsidiaries and that is brought by an indemnified person against any other indemnified person (other than claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to the Senior Secured Facilities). “Related Parties” means, with respect to any person, the directors, officers, employees, agents, advisors, representatives and controlling persons of such person.

Defaulting Lenders:	The Senior Secured Credit Agreement shall contain customary provisions relating to “defaulting” Lenders (including, without limitation, provisions relating to providing cash collateral to support letters of credit and swingline loans, the suspension of voting rights and rights to receive interest and fees, and assignment of commitments or loans of such Lenders).

Bail-in Provisions:	The Senior Secured Facilities Documentation shall contain customary EU bail-in provisions.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Annex I to EXHIBIT A

Interest Rates:	The interest rates under the Senior Secured Facilities will be as follows:

A per annum rate of Adjusted LIBOR or ABR (at the option of the Borrower) plus interest rate spreads as set forth on the following pricing grid:

Total Net Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for ABR Loans
Greater than or equal to 3.5x	4.75%	3.75%
Greater than or equal to 3.0x and less than 3.5x	4.50%	3.50%
Greater than or equal to 2.5x and less than 3.0x	4.25%	3.25%
Greater than or equal to 2.0x and less than 2.50x	4.00%	3.00%
Less than 2.0x	3.75%	2.75%

provided that the interest rate spreads set forth in the pricing grid above shall each be reduced by 0.25% if the corporate credit ratings in respect of the Company issued in connection with the initial syndication of the Senior Secured Facilities are BB- (with a stable or better outlook) or higher and Ba3 (with a stable or better outlook) or higher from S&P and Moody’s, respectively.

For purposes of the above pricing grid, the Borrower’s Total Net Leverage Ratio until the delivery of financial statements for first full fiscal quarter after the Closing Date will be deemed to be the pro forma Total Net Leverage Ratio provided to the Lenders during the marketing period, which ratio shall be based upon a marketing adjusted pro forma LTM consolidated EBITDA (“Marketed EBITDA”) that will be based on publicly available financial information. All reconciliations and adjustments included in such Marketed EBITDA shall be disclosed to public side lenders in the marketing information for the Senior Secured Facilities. Marketed EBITDA shall be calculated in a manner consistent with the definition in the Loan Documentation and the adjustments thereto shall otherwise be reasonably acceptable to the Lead Arrangers.

All Senior Secured Facilities

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, to the extent available to the applicable Lenders, 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as applicable, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR is the Alternate Base Rate, which is the highest of (i) Barclays’s Prime Rate, (ii) the Federal Funds Effective Rate plus 1⁄2 of 1.00% and (iii) the Adjusted LIBOR for a one-month interest period plus 1.00%.

Adjusted LIBOR Term Loans will at all times include statutory reserves and shall not, in any event, be less than 1.00% per annum.

Letter of Credit Fee:	A per annum fee equal to (i) the spread over Adjusted LIBOR under the Revolving Credit Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Credit Facility pro rata in accordance with the amount of each such Lender’s Revolving Credit Facility commitment. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee at a rate per annum to be mutually agreed (but in any event not to exceed 0.25% per annum) on the aggregate face amount of outstanding letters of credit issued by such Issuing Bank, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.50% (subject to a step-down to 0.375% if the corporate credit ratings in respect of the Company are BB (with a stable or better outlook) or higher and Ba2 (with a stable or better outlook) or higher from S&P and Moody’s, respectively) per annum on the daily average undrawn portion of the commitments in respect of the Revolving Credit Facility,

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commencing to accrue on the Closing Date and payable quarterly in arrears after the Closing Date. For purposes of calculating the commitment fee, outstanding swingline loans will be deemed not to utilize the Revolving Credit Facility commitments.

Original Issue Discount/ Upfront Fees:	An upfront fee equal to 0.50% of the aggregate commitments under the Revolving Credit Facility will be payable by the Borrower on the Closing Date for the account of the Lenders participating in the Revolving Credit Facility. The loans under the Term Loan Facility will be issued to the Lenders participating in the Term Loan Facility at a price of 99.0% of their principal amount.

Notwithstanding the foregoing, (a) all calculations of interest and fees in respect of the Senior Secured Facilities will be calculated on the basis of their full stated principal amount and (b) at the option of the Lead Arrangers, any original issue discount may instead be effected in the form of an upfront fee payable to the Lenders.

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EXHIBIT B

Project Bison

$1,850,000,000 Senior Secured Credit

Facilities Summary of Additional Conditions Precedent2

The initial borrowings under the Senior Secured Facilities shall be subject to the following conditions precedent:

1.	The terms of the Merger Agreement (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto) and all related documents shall be reasonably satisfactory to the Lead Arrangers (it being understood that the execution version of the Merger Agreement (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto) provided to the Lead Arrangers on December 11, 2017, is satisfactory to the Lead Arrangers). The Company shall have consummated Merger 1 prior to or substantially simultaneously with the closing of the Senior Secured Facilities in all material respects in accordance with the terms of the Merger Agreement (without giving effect to any amendments, consents or waivers to or of such documents that are materially adverse to the Lenders in their capacities as such and not consented to by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned)).

2.	The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects.

3.	Since June 30, 2017, there shall not have been any occurrence, event, change, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target. For purposes of this paragraph, “Material Adverse Effect” shall mean, any fact, circumstance, effect, change, event or development (each, an “Effect”) that would, or would reasonably be expected to, materially adversely affect the business, properties, financial condition or results of operations of the Target and its subsidiaries, in each case taken as a whole, respectively, excluding any Effect to the extent that it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (B) any failure, in and of itself, by the Target to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Target, unless otherwise excluded in this definition of “Material Adverse Effect”), (C) any change, in and of itself, in the market price or trading volume of the Target’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Target, unless otherwise excluded in this definition of

[2]	All capitalized terms used but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached, including the other exhibits thereto.

“Material Adverse Effect”), (D) any change in GAAP or IFRS (or authoritative interpretation thereof), (E) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof, (F) any hurricane, tornado, flood, earthquake or other natural disaster, or (G) any action expressly required by Section 6.5 of the Merger Agreement, except in the case of clauses (A), (D), (E), (F) and (G) to the extent any such Effect affects the Target and its Subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Target and its subsidiaries, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred.

4.	The Existing Indebtedness Refinancing shall have occurred or shall occur simultaneously with the closing of the Senior Secured Facilities.

5.	The Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days before the Closing Date (and comparable periods for the prior fiscal year); provided that the filing of the required financial statements on Form 10-K and Form 10-Q within such time periods by the Company will satisfy the requirements of this paragraph 5. The Administrative Agent hereby acknowledges receipt of the financial statements in the foregoing clause (a) for the fiscal years ended 2016, 2015 and 2014.

6.	The Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for each subsequent fiscal quarter ended at least 45 days before the Closing Date (and comparable periods for the prior fiscal year); provided that the filing of the required financial statements on Form 10-K and Form 10-Q within such time periods by the Target will satisfy the requirements of this paragraph 6. The Administrative Agent hereby acknowledges receipt of the financial statements in the foregoing clause (a) for the fiscal years ended 2016, 2015 and 2014.

7.	The Lenders shall have received a pro forma consolidated balance sheet of the Company and its subsidiaries as of the last day of the most recent fiscal period for which financial statements were delivered under paragraph 5 above, prepared after giving effect to the Transactions and the other transactions contemplated hereby.

8.	The Lenders shall have received a certificate from the chief financial officer of the Company in substantially the form of Annex II hereto confirming the solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.

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9.	The Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, in each case requested at least ten business days prior to the Closing.

10.	All fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letters and reasonable out-of-pocket expenses required to be reimbursed by the Borrower on the Closing Date, pursuant to the Commitment Letter shall, upon the initial borrowing under the applicable Facilities, have been paid (which amounts may be offset against the proceeds of the Senior Secured Facilities) to the extent invoiced at least three business days prior to the Closing Date.

11.	The Administrative Agent shall have received (a) copies of the Senior Secured Facilities Documentation executed by the Borrower and the Guarantors, (b) all documents and instruments required to create or perfect the Collateral Agent’s security interest, on behalf of the Lenders and the other Secured Parties (to be defined in a manner to be mutually agreed upon), in the Collateral (in proper form for filing), which shall, in each case, be consistent with the Commitment Letter and the Term Sheet and subject to the Limited Conditionality Provisions and (c) customary legal opinions, customary evidence of authorization, customary officer’s and secretary’s certificates, good standing certificates (to the extent applicable) and customary lien searches.

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Annex I to EXHIBIT B

Form of Solvency Certificate

Date: ________, 201[•]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Unimin Corporation (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [•] of the Credit Agreement, dated as of [•], 201[•] (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among [•]. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the [Maturity Date], the Company and its Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Company and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e) “Do not have Unreasonably Small Capital”

The Company and its Subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the [Maturity Date]. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Company and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Company and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Company and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Company and its Subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Company and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

4. In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and the Subsidiaries after consummation of the transactions contemplated by the Credit Agreement.

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IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by the Chief Financial Officer as of the date first written above.

UNIMIN CORPORATION

By:
Name:
Title: Chief Financial Officer